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                                                                   EXHIBIT 10.35

                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER



        THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Amendment") is dated as of June 5, 1997, by and among BRISTOL TECHNOLOGY SYSTEMS, INC., a Delaware corporation ("Bristol"); CASH REGISTERS, INCORPORATED, a Kentucky corporation ("Purchaser"); FLOYD SHIRRELL, a resident of the State of Indiana ("Shareholder"); and ELECTRONIC BUSINESS MACHINES, INC., an Indiana Corporation ("Company").

                                    RECITALS

        WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger, dated April 14, 1997 (the "Merger Agreement"), pursuant to which Company is to merge with and into Purchaser in a tax-free reorganization.

        WHEREAS, the parties hereto now desire to amend the Merger Agreement pursuant to the terms and conditions provided below.

        NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained and contained in the Merger Agreement, the parties hereto agree to amend the Merger Agreement as follows:

    1.   Closing; Purchase Price Adjustments.

        A. Section 1.1 of the Merger Agreement shall be amended in that the term "Closing Date" shall be redefined to mean the date the Certificates are filed, which shall be the later of (i) June 6, 1997, or (ii) the date on which the Company and/or Purchaser obtains financing in an amount necessary to pay on the Closing Date the aggregate balance owed by the Company to Micros as of that date; provided, however, that if the Merger does not close by June 11, 1997, then the Merger Agreement and this Agreement shall terminate, which termination shall be by mutual agreement of the parties.

        B. Section 1.4 of the Merger Agreement shall be amended and restated in its entirety as follows:

    "1.4 Closing. If the conditions to close, as set forth in Article 5, below, are satisfied, then the parties hereto shall meet on the Closing Date at the offices of Company, located at 150 South Madison, Greenwood, Indiana 46142, commencing at 9:00 a.m. local time (the "Closing"), or at such other place or in such other manner as the parties shall mutually agree. At the Closing, Purchaser and Company shall file the Certificates and, thereafter (and on the Closing Date) (i) Purchaser shall deliver to Shareholder Three Hundred Thirty-Seven Thousand Dollars ($337,000) in immediately available funds; and
    (ii) Bristol shall deliver to Shareholder Four Hundred Sixty-Three Thousand Dollars ($463,000) worth of Restricted Stock.(1) In addition, (i) Purchaser shall deposit with Williams, Hewitt & Robbins, LLP (the "Escrow Agent") Sixty-Three Thousand Dollars ($63,000) in immediately available funds; and
    (ii) Bristol shall deposit with Escrow Agent Eighty-Seven Thousand Dollars ($87,000) worth of Restricted Stock. Escrow Agent shall (i) hold the cash and the Restricted Shares in an Escrow Account substantially in the form of Exhibit "C" hereto (the "Escrow Agreement"); and (ii) distribute the cash and the Restricted Shares in accordance with the Escrow Agreement and Section


______________________________

(1) The exact number of shares of Restricted Stock which Bristol is to deliver to Shareholder on the Closing Date (which shall be rounded down to the nearest whole number of shares) shall be determined by and based upon the average of the May 23, 1997and May 27, 1997 closing price of Bristol's publicly traded Common Stock as reported in the Wall Street Journal (i.e. 3 15/16). The Restricted Stock delivered by Bristol to Shareholder on the Closing Date shall hereinafter be referred to as the "Restricted Shares."



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    1.5, below. In addition to the above, seventy-five (75) days after the Closing Date, (i) Purchaser shall deliver to Shareholder an additional Twenty-One Thousand Fifty-Two Dollars and Fifty Cents ($21,052.50) in immediately available funds; and (ii) Bristol shall deliver to Purchaser Twenty-Eight Thousand Nine Hundred Forty-Seven Dollars and Fifty Cents ($28,947.50) worth of Restricted Stock."

        C. Section 1.7 of the Merger Agreement shall be deleted in its entirety.

    2.   Representations and Warranties.

        A. The first sentence of Section 2.4(a) of the Merger Agreement shall be amended and restated in its entirety as follows: "As of the first day immediately following the Closing Date, the Company shall own no real property."

        B. Section 2.5(d) of the Merger Agreement shall be amended in that the environmental representations and warranties contained in such Section shall be interpreted to apply to all real property owned and/or leased by the Company on or prior to the day immediately following the Closing Date.

        C. Section 2.9 of the Merger Agreement shall be amended in that the representations and warranties contained in such Section shall be interpreted to apply only to the period following the day immediately subsequent to the Closing Date.

    3.   Covenants.

        A. Section 4.10 of the Merger Agreement shall be amended and restated in its entirety as follows:

    "On the day immediately following the Closing Date, (i) Surviving Corporation shall transfer the Facilities to F&J, LLC; and (ii) F&J, LLC shall assume all loans secured by the Facilities (including any loans made or guaranteed by the SBA), in each case in a manner pre-approved by Bristol in its absolute and sole discretion. Shareholder acknowledges that Surviving Corporation is retaining title to the Facilities for a period of one (1) day following the Closing Date to simplify negotiations and to accommodate Shareholder, and Shareholder expressly agrees that he will indemnify, defend and hold harmless Bristol, Purchaser and Surviving Corporation from and against any and all Liability, including Tax and environmental Liability, arising from or related to the Facilities or the transfer of the Facilities from Surviving Corporation to F&J, LLP, provided, however, that this indemnity specifically excludes (i) the capital gains tax liability incurred by Surviving Corporation in connection with the transfer of the Facilities by Surviving Corporation to F&J, LLP on the day immediately following the Closing Date; and (ii) all Liability expressly incurred by Surviving Corporation under those certain Leases described in Section 6.2, below. If Bristol, Purchaser or Surviving Corporation incur any Liability required to be indemnified by Shareholder under this Section 4.10, then, in addition to any other right or remedy available to Bristol, Purchaser or Surviving Corporation under this indemnity, under the other provisions of this Agreement, at law, in equity or otherwise, Bristol, Purchaser and/or Surviving Corporation shall have the right to offset such Liability against
    (i) any fees or commissions otherwise due Shareholder under that certain Independent Contractor Agreement described in Section 6.2, below; or (ii) any rental payments or other obligations due F&J, LLP under those certain Leases described in Section 6.2, below."

    4.  Deliveries.

        A. The following sentence shall be added to the end of Section 6.5 of the Merger Agreement: "In addition, seventy-five (75) days following the Closing Date, Purchaser shall deliver to Shareholder Twenty-One Thousand Fifty-Two Dollars and Fifty Cents ($21,052.50) in immediately available funds."

        B. The following sentence shall be added to the end of Section 6.6 of the Merger Agreement: "In addition, seventy-five days following the Closing Date, Bristol shall deliver to Shareholder



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Twenty-Eight Thousand Nine Hundred Forty-Seven Dollars and Fifty Cents
($28,947.50) worth of Restricted Stock."

    5. Construction. Except as expressly amended herein, the terms and conditions of the Merger Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BRISTOL TECHNOLOGY SYSTEMS,                   ELECTRONIC BUSINESS MACHINES,
INC., a Delaware corporation                       INC., an Indiana corporation




By:____________________________               By:______________________________
   Richard H. Walker, President                  Floyd Shirrell, President



CASH REGISTERS, INCORPORATED,
a Kentucky corporation




By:____________________________               By:______________________________
  Maurice R. Johnson, President                  Floyd Shirrell



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